UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CDW Corporation

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CDW Announces Move to Virtual Annual Meeting of

Stockholders for 2020

LINCOLNSHIRE, Ill. April 28, 2020 – CDW Corporation (Nasdaq: CDW) today announced that, due to the public health impact of the coronavirus (COVID-19) pandemic, related governmental actions and the importance of safeguarding the health of its stockholders, coworkers and representatives, CDW will hold its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) solely by means of remote communication (i.e., a virtual-only meeting). Stockholders will not be able to attend the Annual Meeting in person.

The Annual Meeting will be held on Thursday, May 21, 2020 at 7:30 a.m. CDT in a virtual format only at www.virtualshareholdermeeting.com/CDW2020. As described in the proxy materials for the Annual Meeting previously distributed, stockholders as of the close of business on March 25, 2020, the record date, are entitled to participate in the Annual Meeting. To participate, stockholders will need the 16-digit control number included in the proxy materials previously delivered to such stockholders.

A notice regarding the change to a virtual-only meeting (the “Notice”) is being filed with the Securities and Exchange Commission together with this press release. Additional information regarding the Annual Meeting, stockholder participation and voting is provided in the Notice.

About CDW

CDW Corporation (Nasdaq: CDW) is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and a member of the S&P 500 Index, CDW was founded in 1984 and employs almost 10,000 coworkers. For the year ended December 31, 2019, the company generated Net sales over $18 billion. For more information about CDW, please visit www.CDW.com.

Investor Inquiries

Brittany A. Smith

Vice President, Investor Relations and

Financial Planning and Analysis

847-968-0238

investorrelations@cdw.com

Media Inquiries

Sara Granack

Vice President, Corporate Communications

847-419-7411

mediarelations@cdw.com

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2020

The following Notice of Change of Location relates to the proxy statement (the “Proxy Statement”) of CDW Corporation (the “Company”), dated April 10, 2020, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 21, 2020. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about April 28, 2020.

THE NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

NOTICE OF CHANGE OF LOCATION OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2020

To the Stockholders of CDW Corporation:

Due to the public health impact of the coronavirus (COVID-19) pandemic, related governmental actions and the importance of safeguarding the health of our stockholders, coworkers and representatives, the location and format of the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) has been changed and will be held solely by means of remote communication (i.e., a virtual-only meeting).

The Annual Meeting will still be held on Thursday, May 21, 2020 at 7:30 a.m. CDT. As described in the proxy materials for the Annual Meeting previously distributed, you are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 25, 2020, the record date.

To participate in the Annual Meeting online, please visit www.virtualshareholdermeeting.com/CDW2020 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website.

Stockholders may submit questions during the virtual meeting by using the directions on the meeting website. We intend to answer questions that are pertinent to CDW Corporation and the meeting matters, as time permits.

A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders for examination 10 days prior to the Annual Meeting. To review the list of stockholders, please contact Investor Relations at InvestorRelations@CDW.com. The stockholder list will also be available during the Annual Meeting on the meeting website.

The meeting will begin promptly at 7:30 a.m. CDT. Online access will open fifteen minutes prior to the start of the meeting, and you should allow ample time to log in to the meeting webcast and test your computer audio system.

Technicians will be available to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual stockholder meeting login page. Technical support will be available beginning at 7:15 a.m. CDT on May 21, 2020 and will remain available until the meeting has ended.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials previously distributed to you in connection with the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and format and may continue to be used to vote your shares in connection with the Annual Meeting. If you have already voted, no additional action is required.

By Order of the Board of Directors,

Frederick J. Kulevich

Senior Vice President, General Counsel

and Corporate Secretary